Rightscorp Reports First Quarter 2015 Financial Results

Company Delivers 63% Growth in Year-Over-Year Revenues Based on Increase in Copyrights, ISP Participation, and Settlements Closed

Santa Monica, Calif. – May 7, 2015 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), today announced financial results for the first quarter of 2015 ended March 31, 2015.

Financial Highlights:

●	Company increased revenues due to growth in copyrights, ISP participation, and settlements closed;

●	63% increase in revenues to $307,904 for the first quarter ended March 31, 2015, from $188,933 for the same period in 2014 due to growth in copyrights, ingestion rates, and increase in settlements from cases closed;

●	27% sequential increase in revenues from $241,928 in the fourth quarter of 2014;

●	Cash and cash equivalent of $823,531 and $1,666,914 at March 31, 2015 and December 31, 2014.

Operational Highlights:

●	Company announced it increased its Internet Service Provider (ISP) participation from receiving payments on 50 ISPs in March 2014, to over 233 ISPs in March 2015, representing a growth of over 466% in 12 months. The ISP participation includes an estimated 15% of homes in the U.S.;

●	On March 4, 2015, Rightscorp reported 200,000 copyright infringement cases closed including more than 1,000 cases closed on Comcast and Google Fiber;

●	Signed two new contracts in January 2015 to represent an additional 250,000 additional copyrights;

Robert Steele, Rightscorp President and COO commented, “During the first quarter we demonstrated our successful execution in increasing copyrights under representation, ingestion of our authorized copyright catalog, and the number of ISPs that help monetize our business through settlements. We remained focused on strengthening our balance sheet and repaid a portion of our convertible notes and notes payable. Organically our top line grew 63% which we are extremely proud to report as we believe this shows our ability to generate consistent sustainable revenue growth.”

Rightscorp CEO Christopher Sabec, added, “As an industry leader in combating copyright infringement in the entertainment space, we continue to seek ways to preserve digital assets that include movies, TV, games and software and protect those who create and own intellectual property. We have taken imperative steps to execute on such key initiatives, which include striking deals with copyright owners to represent and collect on their digital media assets, collaborating with ISPs to support our vision and effectively monetizing and paying our clients their fair share. We have built an impressive track record and in two short years, we have successfully closed over 200,000 cases of copyright infringement, are working with over 233 ISPs in the United States, and represent more than 1.5 million copyrights. More and more, the entertainment press is starting to feature several front page stories related to piracy and we have been approached to serve as experts in this subject matter. Rightscorp provides a key line of defense for intellectual property in today’s environment of content piracy and cyber-attack and we anticipate a higher demand for our solution in the coming months.”

First Quarter 2015 Financial Summary

Revenues for the first quarter ended March 31, 2015 were $307,904, up 63% from $188,933 in the same period last year. Sequentially, revenues rose 27% from $241,928 in the fourth quarter of 2014. The growth in revenues were driven by the Company’s ability to increase the number of copyrights under contract, active copyrights ingested into Rightscorp’s automated system growing to more than 250,000 and by the growing number of ISPs participating in the Company’s service, creating a multiplier effect.

Rightscorp incurred operating expenses of $1,237,672 for the first quarter of 2015 compared to $829,389 for prior-year quarter. Part of the increase in expenses was due to increased fees paid to copyright holders in the period. General and administrative expenses were $1,052,867 for the quarter ended March 31, 2015 compared to $692,015 for the year-ago quarter, due to increased wages, professional and investment banking fees, and legal costs.

Sales and marketing costs were $1,497 for the first quarter of 2015, from $31,308 for the first quarter of 2014. The decrease was due to the Company’s growing market presence and reputation with the copyright holders lowering the costs for marketing this quarter. Depreciation and amortization expenses were $29,356 during quarter ended March 31, 2015, an increase of $17,757 compared to $11,599 in the year-ago quarter.

For the quarter ended March 31, 2015, the Company generated an operating loss of $(929,768) and net income of $121,991 or $0.00 per share compared to an operating loss of $(640,456) and a net loss of $(651,042) or $(0.01) per share for same period prior year.

The Company had cash and cash equivalents totaling $823,531 and $1,666,914 at March 31, 2015 and December 31, 2014.

Conference call information:

Conference call information:

Date: Thursday, May 7, 2015

Time: 4:30 P.M. Eastern Time (ET)

Dial in Number for U.S. & Canadian Callers: 1-888-669-0687

Dial in Number for International Callers (Outside of the U.S. & Canada): 1-862-255-5363

Participating on the call will be Rightscorp Chief Executive Officer Christopher Sabec and Chief Operating Officer Robert Steele, who will discuss operational and financial highlights for the first quarter 2015.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time. A live webcast and archive of the call will also be available on Rightscorp’s website at: http://rightscorp.equisolvewebcast.com/q1-2015.

A replay will be available for 14 days starting on May 7, 2015 at approximately 8:00 P.M. (ET). To access the replay, please dial 1-888-640-7743 in the U.S. and 1-754-333-7735 for international callers. The conference ID# is 118701.

About Rightscorp, Inc.

Rightscorp (RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, books and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:

Andrew Haag

Managing Partner

IRTH Communications

rightscorp@irthcommunications.com

1-866-976-4784

[Financial Tables to Follow]

Rightscorp, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2015	March 31, 2014
Revenue	$307,904	$188,933

Operating expenses:
Copyright holder fees	153,952	94,467
General and administrative	1,052,867	692,015
Sales and marketing	1,497	31,308
Depreciation and amortization	29,356	11,599
Total operating expenses	1,237,672	829,389

Loss from operations	(929,768)	(640,456)

Other Income (expenses):
Interest expense	(298)	(10,586)
Gain on valuation of derivative	1,052,057	-
Total other income (expenses)	1,051,759	(10,586)

Income (loss) from operations before income taxes	121,991	(651,042)

Provision for income taxes	-	-

Net income (loss)	$121,991	$(651,042)

Net income (loss) per share – basic and diluted	0.00	(0.01)

Weighted average common shares – basic and diluted	89,876,421	69,071,926

Rightscorp, Inc.

Consolidated Balance Sheets

	March 31, 2015	December 31, 2014
	(Unaudited)	(Unaudited)
Assets
Assets
Cash	$823,531	$1,666,914
Prepaid expenses	108,891	190,346
Total Current Assets	932,422	1,857,260
Other Assets
Fixed assets, net	215,141	240,272
Intangible assets, net	12,675	16,900
Total Assets	$1,160,238	$2,114,432

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$543,760	$564,579
Convertible notes payable, net of discount of $0 and $0	-	10,000
Notes payable	29,325	43,988
Derivative liabilities	1,367,030	2,419,087
Total Current Liabilities	1,940,115	3,037,654
Total Liabilities	1,940,115	3,037,654

Stockholders’ Deficit:
Preferred stock, $.001 par value; 10,000,000 shares authorized; null shares issued and outstanding	-	-
Common stock, $.001 par value; 250,000,000 shares authorized; 89,896,421 and 89,896,421shares issued and outstanding, respectively	89,896	89,896
Common stock to be issued	50,000	50,000
Additional paid in capital	6,051,613	6,030,259
Accumulated deficit	(6,971,386)	(7,093,377)
Total stockholders’ deficit	(779,877)	(923,222)
Total Liabilities and Stockholders’ Deficit	$1,160,238	$2,114,432